EXHIBIT 99.1

PRESS RELEASE

Contacts:	Analytical Surveys, Inc. Lori Jones Chief Financial Officer 210-657-1500

ANALYTICAL SURVEYS, INC. DELIVERS PILOT DATA

TO NEW BRAUNFELS UTILITIES

SEATTLE, Washington—April 26, 2004- Analytical Surveys, Inc. (ASI), (Nasdaq SmallCap: ANLT), the leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today at the GITA Conference announced that New Braunfels Utilities (NBU) has recently received from ASI a pilot data delivery that encompasses electric, water, wastewater and utility easements data. NBU contracted with ASI in December 2003 to provide an integrated GIS software and hardware solution to perform spatial data management, analysis, display and reporting for the city’s electric, water, and wastewater utilities. The project scope includes technology and implementation planning, detailed database design, software integration, conversion of existing mapping and information system sources, testing, training, documentation, project management and post-implementation warranty support.

The NBU project will be completed using a full suite of ESRI ArcGIS products, including ArcSDE, ArcIMS, ArcInfo, ArcEditor, and ArcView. NBU will maintain their electric, water and wastewater networks with Miner & Miner ArcFM network operations maintenance software and Designer, a design, estimation and analysis software system. The ArcGIS/ArcFM solution will be integrated with NBU’s electric, water and wastewater engineering analysis systems and Harris customer information system.

Commenting on the pilot data delivery, Mr. Ian Martin, ASI’s director of IT services, stated, “The delivery of this pilot dataset represents a critical milestone in NBU’s GIS

ASI Delivers Pilot Data to New Braunfels Utilities

Implementation Project. NBU and ASI have committed significant time and resources to the development of a successful pilot project approach and a quality data deliverable. I commend both project teams on their efforts, and we look forward to the full implementation phase of the project.”

Mr. Greg Baumbach, NBU’s chief electrical engineer, added, “It is exciting to see the first real-world information from our CAD drawings converted into a data set. We are very pleased with the progress ASI and NBU staff have made toward a successful implementation of the GIS.”

About NBU

New Braunfels Utilities is one of the largest municipally owned utilities in the State of Texas. Established in 1942, NBU provides electric, water, and wastewater services to the residents of New Braunfels, Comal County, and parts of Hays, Guadalupe, and Bexar Counties. The electric services area covers 169 square miles with 568 miles of overhead and 67 miles of underground distribution line serving over 22,600 customers. The water system consists of over 300 miles of distribution system, 16 storage tanks and a surface water treatment plant serving over 15,700 customers. The wastewater collection system consists of three wastewater treatment plants with a total capacity of 8.4 mgd and 190 miles of collection lines serving over 13,000 customers.

About ASI

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and governmental agencies with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains facilities in Waukesha, Wisconsin. For more information, visit www.anlt.com.